Trecora Resources Reports Third Quarter 2019 Results

•	Recently announced a definitive agreement to sell entire stake in AMAK for $70 million; targeted close in fourth quarter 2019

•	Third quarter net income from continuing operations of $1.6 million compared to net loss from continuing operations of $(0.7) million in third quarter 2018

•	Reliability and cost control drove third quarter Adjusted EBITDA from continuing operations of $6.9 million compared to $4.9 million in third quarter 2018, a 41% increase

•	Reduced debt by $9.0 million in the third quarter and an additional $5 million in October

•	Conference call at 10:00 am ET tomorrow, November 7, 2019

SUGAR LAND, Texas, November 6, 2019 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and waxes, today announced financial results for the third quarter ended September 30, 2019.

“Operational reliability, disciplined cost control and solid execution drove the Company’s third quarter 2019 results, yielding net income from continuing operations of $1.6 million compared to net loss from continuing operations of $(0.7) million in third quarter 2018 and consolidated Adjusted EBITDA from continuing operations of $6.9 million compared to $4.9 million in the same period last year,” said Pat Quarles, Trecora’s President and Chief Executive Officer.

“On top of the improved operating results, we recently announced a definitive agreement to sell our entire stake in Al Masane Al Kobra Mining Co., or “AMAK”, for $70 million in gross proceeds, with an expected close later in the fourth quarter and subject to government approvals and other closing conditions. Upon close, we will have delivered on our commitment to monetize this asset which will enable us to significantly reduce our debt. Further, what will remain after the completion of this transaction, is a Company with a singular focus on improving our operating businesses, a solid balance sheet and financial flexibility to create shareholder value,” Mr. Quarles added.

Sami Ahmad, Trecora's Chief Financial Officer stated, “Consolidated gross margin improved to 15.3% in the third quarter 2019 from 9.3% in the third quarter 2018.
This margin improvement was a result of lower feedstock costs, lower operating expenses and improved plant operations, specifically in our Specialty Petrochemicals segment, which saw its gross margins improve from 10.3% in third quarter 2018 to 18.9% in third quarter 2019. Year-to-date consolidated gross margin was 15.3%, a sharp improvement from 11.8% in the same period last year. Strong operating cash flow in the quarter allowed for meaningful debt reduction of $9.0 million. We further reduced debt by an additional $5 million in October bringing our total outstanding debt to approximately $84 million.”

Mr. Quarles concluded, “Looking ahead, our focus continues to be the safe and reliable operation of our plants, the quality of our products, and disciplined management of costs and capital expenditures. We expect fourth quarter results to be impacted by typical seasonal demand patterns and from a weather event on October 29th at our Silsbee facility which resulted in damage to one of our feedstock storage tanks and a shutdown of the plant. We expect some loss of sales volumes and recovery costs.”

Third Quarter 2019 Financial Results
Net income from continuing operations in the third quarter of 2019 was $1.6 million, or $0.06 per diluted share, compared to a net loss from continuing operations of $(0.7) million, or $(0.03) per diluted share, in the third quarter of 2018.

Total revenue in the third quarter of 2019 was $62.7 million compared to $73.4 million in the third quarter of 2018. This year-over-year decrease was primarily due to a 4.8% decrease in Specialty Petrochemicals sales volume and a 9.2% decline in average selling prices, which was primarily due to lower feedstock costs. Revenues from processing declined as compared to the third quarter of 2018, primarily due to the termination of a contract in the fourth quarter of 2018.

Gross profit in the third quarter of 2019 was $9.6 million, or 15.3% of total revenues, compared to $6.8 million, or 9.3% of total revenues, in the third quarter of 2018.  Operating income in the third quarter of 2019 was $3.0 million compared to $0.3 million for the third quarter of 2018. The improved margins were primarily driven by lower feedstock costs, operation of the Advanced Reformer unit and lower labor costs as a result of the cost reduction program implemented in December 2018.

Specialty Petrochemicals
Specialty Petrochemicals net income was $6.3 million in the third quarter of 2019, compared to net income of $2.5 million in the third quarter of 2018. Specialty Petrochemicals volume in the third quarter of 2019 was 20.5 million gallons, compared to 21.4 million gallons in the second quarter of 2019 and 21.6 million gallons in the third quarter of 2018.

Prime product volume in the third quarter of 2019 was 16.4 million gallons, compared to 17.7 million gallons in the second quarter of 2019 and 17.0 million gallons in the third quarter of 2018. By-product sales volume was 4.1 million gallons in the third quarter of 2019.  Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the third quarter of 2019 was $9.9 million compared to $6.2 million in the third quarter of 2018.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	SEPTEMBER 30,
	2019	2,018	% Change
Product sales	$53,277	$61,675	(14)%
Processing fees	1,208	2,056	(41)%
Gross revenues	$54,485	$63,731	(15)%
Operating profit before depreciation and amortization	10,414	6,167	69%
Operating profit	7,448	3,516	112%
Net profit before taxes	6,583	2,561	157%
Depreciation and amortization	1,900	2,651	(28)%
Adjusted EBITDA from continuing operations	9.876	6,186	60%
Capital expenditures	2,163	2,562	(16)%

Specialty Waxes
Specialty Waxes net loss was $(2.1) million in the third quarter of 2019, compared to a net loss of $(1.2) million in the third quarter of 2018. Specialty Waxes generated revenues of approximately $8.2 million in the third quarter of 2019, a $1.0 million decrease from the second quarter of 2019, and a $1.5 million decrease from the third quarter of 2018.  Revenue included $5.8 million of wax product sales and $2.4 million of processing revenues. Wax sales volumes decreased approximately 4.5% from third quarter 2018 due to disruptions of wax feed supply from our suppliers. Adjusted EBITDA from continuing operations for Specialty Waxes in the third quarter of 2019 was $(0.2) million compared to $0.4 million in the third quarter of 2018.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	SEPTEMBER 30,
	2019	2,018	% Change
Product sales	$5,834	$6,938	(16)%
Processing fees	2,396	2,799	(14)%
Gross revenues	$8,230	$9,737	(15)%
Operating profit before depreciation and amortization	(260)	415	(163)%
Operating loss	(1,808)	(936)	93%
Net loss before taxes	(2,071)	(1,239)	67%
Depreciation and amortization	1,548	1,351	15%
Adjusted EBITDA from continuing operations	(207)	377	(155)%
Capital expenditures	361	1,094	(67)%

Year-to-Date 2019 Financial Results
Net income from continuing operations in the first nine months of 2019 was $5.9 million, or $0.23 per diluted share, compared to net income from continuing operations of $3.5 million, or $0.14 per diluted share, for the same period in 2018.

Total revenue in the first nine months of 2019 was $197.2 million, compared to $213.3 million for the same period in 2018, a decrease of 7.5%. This decrease was primarily due to a decrease in the average selling price of Specialty Petrochemicals products of 5.8% and lower Specialty Petrochemicals processing revenue of $1.7 million.

Gross profit in the first nine months of 2019 was $30.2 million, or 15.3% of total revenues, compared to $25.1 million, or 11.8% of total revenues, for the same period in 2018. Operating income in the first nine months of 2019 was $11.0 million, compared to operating income of $7.3 million for the same period in 2018. The improved margins were primarily driven by lower feedstock costs, operation of the Advanced Reformer unit and lower labor costs as a result of the cost reduction program implemented in December 2018.

Specialty Petrochemicals
Specialty Petrochemicals net income was $17.1 million in the first nine months of 2019, compared to net income of $10.4 million for the same period in 2018. Specialty Petrochemicals volume in the first nine months of 2019 was 64.4 million gallons, compared to 64.6 million gallons for the same period in 2018.  Prime product volume in the first nine months of 2019 was 51.8 million gallons, compared to 50.7 million gallons in the same period 2018. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the first nine months of 2019 increased 50% to $31.1 million, compared to $20.7 million for the same period in 2018.

Dollar amounts in thousands/rounding may apply	NINE MONTHS ENDED
	SEPTEMBER 30,
	2019	2,018	% Change
Product sales	$167,351	$178,094	(6)%
Processing fees	4,117	5,769	(29)%
Gross revenues	$171,468	$183,863	(7)%
Operating profit before depreciation and amortization	31,849	20,655	54%
Operating profit	22,885	14,635	56%
Net profit before taxes	22,093	12,474	61%
Depreciation and amortization	7,899	6,020	31%
Adjusted EBITDA from continuing operations	31,134	20,701	50%
Capital expenditures	5,002	16,374	(69)%

Specialty Waxes
Specialty Waxes had a net loss of $(5.6) million in the first nine months of 2019 compared to a net loss of $(2.9) million for the same period in 2018. Specialty Waxes had revenues of $25.8 million in the first nine months of 2019, a 13.0% decrease from the same period of 2018.  Revenues included $18.6 million of wax product sales and $7.2 million of processing revenues. Wax sales volumes in the first nine months of 2019 decreased approximately 9.1% from the same period 2018 due to the planned maintenance turnaround at our Pasadena facility in the first quarter of 2019, along with disruptions of wax feed supply from our suppliers which constrained production. Adjusted EBITDA from continuing operations for Specialty Waxes in the first nine months of 2019 was $(0.4) million, compared to $1.9 million for the same period in 2018.

Dollar amounts in thousands/rounding may apply	NINE MONTHS ENDED
	SEPTEMBER 30,
	2019	2,018	% Change
Product sales	$18,582	$20,755	(10)%
Processing fees	7,191	8,863	(19)%
Gross revenues	$25,773	$29,618	(13)%
Operating profit (loss) before depreciation and amortization	(343)	1,969	(117)%
Operating loss	(4,638)	(2,051)	126%
Net loss before taxes	(5,623)	(2,926)	92%
Depreciation and amortization	4,295	4,020	7%
Adjusted EBITDA from continuing operations	(361)	1,896	(119)%
Capital expenditures	1,296	2,716	(52)%

Earnings Call
Tomorrow’s conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at https://edge.media-server.com/mmc/p/px3dfufz. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call +1-866-417-5724 or
+1-409-217-8234 if calling internationally, using the conference ID 5790838. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 5790838 for the replay.

Use of Non-GAAP Measures
This press release includes the use of both U.S. generally accepted accounting principles ("GAAP") and non-GAAP financial measures. The Company believes certain financial measures, such as EBITDA from continuing operations and Adjusted EBITDA from continuing operations, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. The Company believes that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.

These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

EBITDA from continuing operations and Adjusted EBITDA from continuing operations: We define EBITDA from continuing operations as net income from continuing operations plus interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations plus stock-based compensation, plus restructuring and severance expenses, plus losses on extinguishment of debt, and plus or minus gains or losses on acquisitions.

Forward-Looking Statements
Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates," "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions, including, but not limited to: expectations regarding future market trends; expectations regarding our future strategic focuses and 2019 financial performance; and expectations regarding the consummation of the sale of our stake in AMAK and the use of proceeds therefrom, including the realization of expected benefits to the Company from the application of such proceeds.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Such risks, uncertainties and factors include, but are not limited to: general economic conditions domestically and internationally; insufficient cash flows from operating activities; difficulties in obtaining financing on favorable conditions, or at all; outstanding debt and other financial and legal obligations; lawsuits; competition; industry cycles; feedstock, product and mineral prices; feedstock availability; technological developments; regulatory changes; environmental matters; foreign government instability; foreign legal and political concepts; foreign currency fluctuations; not completing, or not completely realizing the anticipated benefits from, the sale of our stake in AMAK; receipt and timing of necessary governmental approvals for the sale of our stake in AMAK; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission (the "SEC"). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this press release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 33.3% owner of AMAK, a Saudi Arabian joint stock company.

Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2019 (Unaudited)	December 31, 2018
ASSETS	*(thousands of dollars, except par value)*	
Current Assets		
Cash	$ 9,157	$ 6,735
Trade receivables, net	25,497	27,112
Inventories	13,285	16,539
Investment in AMAK (held-for-sale)	34,090	38,746
Prepaid expenses and other assets	3,726	4,664
Taxes receivable	182	182
Total current assets	85,937	93,978
Plant, pipeline and equipment, net	190,345	194,657
Goodwill	21,798	21,798
Intangible assets, net	17,551	18,947
Operating lease assets, net	14,364	-
Mineral properties in the United States	562	588
TOTAL ASSETS	330,557	329,968
LIABILITIES		
Current Liabilities		
Accounts payable	10,203	19,106
Accrued liabilities	7,270	5,439
Current portion of long-term debt	4,194	4,194
Current portion of operating lease	3,247	-
Current portion of other liabilities	1,011	752
Total current liabilities	25,925	29,491
Long-term debt, net of current portion	85,143	98,288
Operating lease, net of current portion	11,117	-
Other liabilities, net of current portion	906	1,352
Deferred income taxes	16,646	15,676
Total liabilities	139,737	144,807
EQUITY		
Common stock-authorized 40 million shares of $0.10 par value; issued 24.7 million and 24.6 million in 2019 and 2018 and outstanding 24.7 million and 24.6 million shares in 2019 and 2018, respectively	2,472	2,463
Additional paid-in capital	59,202	58,294
Common stock in treasury, at cost	(2)	(8)
Retained earnings	128,859	124,123
Total Trecora Resources Stockholders' Equity	190,531	184,872
Noncontrolling Interest	289	289
Total equity	190,820	185,161
TOTAL LIABILITIES AND EQUITY	330,557	329,968

TRECORA RESOURCES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(unaudited)

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

EBITDA from continuing operations and Adjusted EBITDA from continuing operations
(thousands of dollars; rounding may apply)

Three months ended 9/30/19				Three months ended 9/30/18			
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 6,278	$ (2,071)	$ (3,626)	$ 581	$ 2,504	$ (1,239)	$ (2,874)	$ (1,609)
Loss from discontinued operations, net of tax	-	-	(1,002)	(1,002)	-	-	(893)	(893)
Income (Loss) from continuing operations	$ 6,278	$ (2,071)	$ (2,624)	$ 1,583	$ 2,504	$ (1,239)	$ (1,981)	$ (716)
Interest	895	316	-	1,211	659	265	-	924
Taxes	803	-	(565)	238	372	-	(608)	(236)
Depreciation and amortization	171	24	13	208	165	24	16	205
Depreciation and amortization in cost of sales	1,729	1,524	1	3,254	2,486	1,327	-	3,813
EBITDA from continuing operations	9,876	(207)	(3,175)	6,494	6,186	377	(2,573)	3,990
Share based compensation	-	-	415	415	-	-	630	630
Loss on extinguishment of debt	-	-	-	-	-	-	315	315
Adjusted EBITDA from continuing operations	$ 9,876	$ (207)	$ (2,760)	$ 6,909	$ 6,186	$ 377	$ (1,628)	$ 4,935
Revenue	54,485	8,230	-	62,715	63,731	9,737	(52)	73,416

	Nine months ended 9/30/19				Nine months ended 9/30/18			
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 17,086	$ (5,623)	$ (6,727)	$ 4,736	$ 10,402	$ (2,926)	$ (4,518)	$ 2,958
Loss from discontinued operations, net of tax	-	-	(1,120)	(1,120)	-	-	(531)	(531)
Income (Loss) from continuing operations	$ 17,086	$ (5,623)	$ (5,607)	$ 5,856	$ 10,402	$ (2,926)	$ (3,987)	$ 3,489
Interest	3,143	967	1	4,111	1,892	802	(77)	2,617
Taxes	3,006	-	(1,594)	1,412	2,387	-	(1,533)	854
Depreciation and amortization	512	72	45	629	492	68	32	592
Depreciation and amortization in cost of sales	7,387	4,223	1	11,611	5,528	3,952	-	9,480
EBITDA from continuing operations	31,134	(361)	(7,154)	23,619	20,701	1,896	(5,565)	17,032
Share based compensation	-	-	973	973	-	-	1,002	1,002
Loss on extinguishment of debt	-	-	-	-	-	-	315	315
Adjusted EBITDA from continuing operations	$ 31,134	$ (361)	$ (6,181)	$ 24,592	$ 20,701	$ 1,896	$ (4,248)	$ 18,349
Revenue	171,468	25,773	-	197,241	183,863	29,618	(218)	213,263